EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Shire Pharmaceuticals Group plc ("Shire") Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952 and 333-91552), Form S-4 (333-55696) and Form S-3 (333-72862-01) of
our report dated January 25, 2001, included in the annual report on Form 10-K of Shire filed March 31, 2003, on our audits of the consolidated financial statements of BioChem Pharma Inc., prepared in the United States of America dollars and in accordance with generally accepted accounting principles in United States of America, as at December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 and to the use of our report with respect to the financial statements in the Shire annual report on Form 10-K filed March 31, 2003.


/s/  Raymond Chabot Grant Thornton
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Chartered Accountants
General Partnership

Montreal, Canada
March 31, 2003